Exhibit 10.27

National Vision, Inc.
Management Incentive Plan

I.             Name of Plan: National Vision Management Incentive Plan (the “Plan”)

II.            Purpose: The Plan is intended to provide an opportunity to eligible employees for incentive compensation linked to the achievements and performance of National Vision, Inc. and its subsidiaries and affiliates (the “Company”) and to assist the Company in attracting and retaining employees.

III.           Eligibility: For each Company fiscal year, the Compensation Committee of the Board of Directors (the “Committee”) of National Vision, Inc. (“NVI”) designates employees of the Company for participation in the Plan (“Participants”). The Committee may add or remove employees from the group of Participants at any time prior to the Award decision. The Committee has no obligation to continue the eligibility of any Participant for any year or from year to year.

IV.           Annual Incentive Pool: For each Company fiscal year, the Board of Directors of NVI (the “Board”) may set thresholds and/or targets for the fiscal year (“Corporate  Goals”) to use in determining the total amount to be awarded as incentive payments for such fiscal year (the “Incentive Pool”). It is the intent of the Board that Corporate Goals shall be based on the Company’s EBITDA and cash flow, although the Board may choose any other factors by which the Company’s performance and achievements are valued. After the conclusion of each fiscal year, the Board will determine the amount, if any, of the Incentive Pool. The Board may at any time adjust any Corporate Goal (and the Incentive Pool) to account for unplanned or unusual items (favorable or unfavorable), for changes in the Company’s strategic plans, or for any other reason.

V.            Awards: The Committee will determine awards to Participants from the Incentive Pool (“Awards”) for the applicable fiscal year. Although it is the intent of the Board that the Committee base Awards on attainment of the Corporate Goals, the Committee may also determine Awards on the basis of individual written performance goals approved by the Committee for the fiscal year (“Individual Goals”) or any other period determined by the Committee (“Performance Period”); provided, however, that the Committee, in its sole discretion, may make an Award notwithstanding any Individual Goal or Performance Period and may adjust any Individual Goal or Performance Period for unplanned or unusual items (favorable or unfavorable), in anticipation of future events, to adjust to changes in the Company’s strategic plans, or any other reason. The Committee may decrease the amount of the Award otherwise payable hereunder if, in the Committee’s view, such adjustment is necessary or desirable, regardless of the extent to which a Corporate or Individual Goal has been achieved. Awards are paid in a single sum in cash or in property of equivalent value.

VI.           Timing of Awards: The Board determines the Incentive Pool and the Committee approves the Awards following the end of the applicable fiscal year or other Performance Period. All Awards will be paid on March 15 of the year immediately following the applicable fiscal year or on the 60th day following the end of the applicable other Performance Period.

VII.          Adjustments for Death, Disability or Termination of Employment: To receive an Award, a Participant must be employed by the Company on the last day of the applicable fiscal year or other Performance Period except as follows:

A.
If the Participant dies during the Performance Period, any Award made at the discretion of the Committee is paid to the employee’s beneficiary designated under the Company’s basic group term life insurance, or in the absence of such designation, to the employee’s estate.

B.
If the Participant becomes disabled and qualifies, or is expected to become qualified, for benefits under the Company’s long term disability plan, an Award will generally be made for the fiscal year or other Performance Period in which the disability occurs, but not subsequent years or periods, subject to the discretion of the Committee.

C.
If the Participants resigns, quits or is involuntarily terminated by the Company, including, but not limited to, for “cause”, as determined by the Company, no Award for the fiscal year or other Performance Period in which the termination of employment occurred will be paid.

VIII.        Award Conditions: As directed by the Committee, any Award may be made on condition that the Participant sign an agreement subject to conditions, including the protection of the Company’s confidential information and trade secrets and, in the event of violation of such agreement, an obligation to repay all or a portion of the Award, provided, however, that such agreement must be signed by the Participant and delivered to the Company no later than the date the Award is to be paid in accordance with Section VI above.

IX.          Amendment, Administration and Miscellaneous:

A.	The Board has the right at any time and from time to time to amend, in whole or in part, any or all provisions of the Plan or to terminate the Plan in whole or in part.

B.
The Plan and the Awards will be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select Participants, to determine the size and terms of an Award, to modify the terms of any Award that has been granted, to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to certify that such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. Any decision of the Committee or the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee or the Board under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of the Plan and any related document or instrument shall be resolved by the Committee.

C.	Payment of any Award will be subject to applicable tax withholding for any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

D.	This Plan is effective for the 2010 fiscal year commencing January 3, 2010 and supersedes and cancels any previous documents regarding annual incentive for any previous fiscal year.

E.
Eligibility for or an Award does not alter the “at-will” status of employment with the Company and the Plan does not evidence any contract of employment nor is the Plan evidence of any contractual obligation to provide Awards.

F.
The Plan will be construed in accordance with and governed by the internal laws of the State of Georgia, without regard to its conflicts of laws principles. The Plan is not intended to be a deferred compensation plan and is intended to be exempt from Internal Revenue Code Section 409A and is to be interpreted consistent with Treas. Reg. Section 1.409A-1(b)(4) and any other guidance issued by the Internal Revenue Service. If the Plan or any Award is not exempt from Code Section 409A, the terms of the Plan shall be interpreted as necessary to comply with Code Section 409A. No Participant may designate, directly or indirectly, the taxable year of payment of any Award.

G.	The right or expectancy to an Award may not be assigned, transferred, pledged or encumbered by any employee.

AS APPROVED BY THE BOARD OF DIRECTORS OF NATIONAL VISION, INC. ON AUGUST 24, 2010

NATIONAL VISION, INC.

By:	/s/ L. Reade Fahs